UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 26, 2009

Nelnet, Inc.

(Exact name of registrant as specified in its charter)

Nebraska (State of other jurisdiction of incorporation)	001-31924 (Commission File Number)	84-0748903 (IRS Employer Identification No.)

121 South 13th Street, Suite 201, Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code          (402) 458-2370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 26, 2009, Nelnet, Inc. (the “Company”), through the Nelnet Student Loan Trust 2009-1 (the “Trust”), completed a privately placed asset-backed securitization whereby the Trust issued an aggregate principal amount of $294,570,000 of its Student Loan Asset-Backed Notes (the “Notes”). $143,820,000 of the Notes are designated as class A-1F notes (the “Class A-1F Notes”), and $150,750,000 of the Notes are designated as class A-1V notes (the “Class A-1V Notes,”). The Class A-1F Notes will bear interest at the rate equal to the daily weighted average of commercial paper rates plus 1.29%, but not less than 6.90%, per annum. The Class A-1V Notes will bear interest at the rate equal to the daily weighted average of commercial paper rates plus 0.70% per annum. The Notes will have a final maturity date of March 22, 2033, unless paid earlier pursuant to the terms of the indenture. The Notes will receive quarterly distributions each March, June, September and December, beginning in June 2009.

The Trust used the proceeds from the sale of the Notes and additional funds of approximately $10 million contributed by the Company to purchase a total of approximately $305 million of principal and interest on student loans originated under the Federal Family Education Loan Program (“FFELP”) which were previously financed under the Company’s FFELP warehouse facility, which allowed the Company to withdraw approximately $100 million in cash posted as equity funding support for the facility. Upon completion of these transactions, approximately $1.13 billion was outstanding under the Company’s FFELP warehouse facility, and the Company had approximately $107 million posted as equity funding support for the facility.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold absent registration or an applicable exemption from registration requirements. The Notes were offered and sold by the Trust only to Accredited Investors within the meaning of Section 506 of Regulation D under the Act. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to purchase the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2009

NELNET, INC.

By: /s/ TERRY J. HEIMES
Name:	Terry J. Heimes
Title:	Chief Financial Officer and Treasurer